                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:


/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12


                                                THERMEDICS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                THERMEDICS INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):


/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies: Common Stock
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies: 4,880,533
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $10,067 represents 1/50 of 1% of $50,330,497, which amount is the value of the securities to be issued by the registrant as consideration in the transaction (as calculated by multiplying the average of the high and low prices of the registrant's common stock on December 1, 1998 by the number of shares to be issued).

         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction: $50,330,497
         -----------------------------------------------------------------------
     5)  Total fee paid: $10,067
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------------

THERMEDICS INC.

470 Wildwood Street
P.O. Box 2999
Woburn, Massachusetts 01888-1799


                                           February 17, 1999


Dear Stockholder:

    The enclosed Notice calls a Special Meeting of the Stockholders of Thermedics Inc. I respectfully request all Stockholders to attend this meeting, if possible.

    Enclosed with this letter is a proxy authorizing three officers of the Company to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, BankBoston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                        Yours very truly,

                                        John T. Keiser
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

THERMEDICS INC.

470 Wildwood Street
P.O. Box 2999
Woburn, Massachusetts 01888-1799

                           NOTICE OF SPECIAL MEETING


                                                               February 17, 1999


To the Holders of the Common Stock of
THERMEDICS INC.


    A Special Meeting of the Stockholders (the "Meeting") of Thermedics Inc. (the "Company") will be held on Wednesday, March 31, 1999, at 10 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454. The purpose of the Meeting is to consider and vote upon a proposal to approve the listing on the American Stock Exchange, Inc. of 4,880,533 shares of the Company's common stock to be issued in connection with the acquisition of TMO TCA Holdings, Inc. from Thermo Electron Corporation pursuant to an Agreement and Plan of Reorganization dated as of October 30, 1998. The sole asset of TMO TCA Holdings, Inc. is its ownership of 3,355,705 shares of common stock of the Company's Thermo Cardiosystems Inc. subsidiary.


    The transfer books of the Company will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the Meeting is February 15, 1999.

    The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

    This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                          SANDRA L. LAMBERT
                                          CLERK

                                PROXY STATEMENT


    The enclosed proxy is solicited by the Board of Directors of Thermedics Inc. (the "Company") for use at a Special Meeting of the Stockholders (the "Meeting") to be held on Wednesday, March 31, 1999 at 10 a.m. local time at the offices of Thermo Electron Corporation ("Thermo Electron"), 81 Wyman Street, Waltham, Massachusetts 02454, and any adjournment thereof. The mailing address of the executive office of the Company is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799, and the telephone number for both the Company and Thermo Electron is (781) 622-1000. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Company on or about February 23, 1999.


                               VOTING PROCEDURES

    The Board of Directors intends to present to the Meeting a proposal to approve the listing on the American Stock Exchange, Inc. of 4,880,533 shares of the Company's common stock, $.10 par value per share ("Common Stock"), to be issued in connection with the acquisition by the Company of TMO TCA Holdings, Inc. from Thermo Electron pursuant to an Agreement and Plan of Reorganization dated as of October 30, 1998, a copy of which is attached hereto as Appendix A. The sole asset of TMO TCA Holdings, Inc. is its ownership of 3,355,705 shares of common stock of the Company's Thermo Cardiosystems Inc. subsidiary.

    The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. Proxies are being solicited by the Company.

    Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management proposal and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

    The affirmative vote of a majority of the shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval of the management proposal. An instruction to abstain from voting on the proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

    A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Company received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting. Representatives of Arthur Andersen LLP, the Company's independent public accountants since its inception, are not expected to be present at the Meeting.


    The outstanding stock of the Company entitled to vote (excluding shares held in treasury by the Company) as of February 15, 1999 consisted of 36,816,163 shares of Common Stock. Only Stockholders of record at the close of business on February 15, 1999 (the "Record Date") are entitled to vote at the Meeting. Each share is entitled to one vote.



    Thermo Electron has agreed to vote all of the shares of the Common Stock held by it as of the Record Date in favor of the proposal and all matters related thereto. As of the Record Date (without giving effect to the issuance of the 4,880,533 shares contemplated by this proxy statement), Thermo Electron beneficially owned approximately 70.7% of the outstanding Common Stock. ACCORDINGLY, APPROVAL OF THE PROPOSAL BY THE STOCKHOLDERS OF THE COMPANY IS ASSURED.

        PROPOSAL TO APPROVE THE LISTING OF SHARES ISSUABLE IN CONNECTION
                 WITH THE ACQUISITION OF TMO TCA HOLDINGS, INC.


SUMMARY OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT

    On October 30, 1998, the Company agreed to issue 4,880,533 shares (the "TMD Shares") of its Common Stock to Thermo Electron Corporation ("Thermo Electron") in exchange for all of the issued and outstanding shares of TMO TCA Holdings, Inc. ("TCA Holdings"). TCA Holdings is the owner of 3,355,705 shares (the "TCA Shares") of common stock of the Company's Thermo Cardiosystems Inc. subsidiary ("Thermo Cardiosystems"). The acquisition, which became legally effective on January 21, 1999, was made pursuant to an Agreement and Plan of Reorganization dated as of October 30, 1998 (the "Merger Agreement"), among the Company, Cardio Acquisition Inc., a wholly owned subsidiary of the Company ("Acquisition"), Thermo Electron, and TCA Holdings, a wholly owned subsidiary of Thermo Electron. Under the terms of the Merger Agreement, (i) Acquisition merged with and into TCA Holdings, (ii) the outstanding shares of TCA Holdings' common stock were canceled and converted into the right to receive the TMD Shares, (iii) each outstanding share of Acquisition's common stock was canceled and converted into one share of the common stock of TCA Holdings, and (iv) TCA Holdings became a wholly owned subsidiary of the Company.


    Approval of the Merger by the Stockholders of the Company is not required by the Business Corporation Law of the Commonwealth of Massachusetts or by the Company's Articles of Organization, as amended or By-Laws, as amended. However, rules of the American Stock Exchange, Inc. (the "AMEX"), on which the Company's Common Stock is listed for trading, require that the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting approve the listing of the TMD Shares prior to their issuance. This approval is required pursuant to Section 712 of the AMEX Company Guide, which requires shareholder approval prior to the listing on the AMEX of shares to be issued as partial consideration for an acquisition if (i) any substantial shareholder of the listed company has a five percent or greater interest in the company to be acquired and (ii) the issuance of the new shares could result in an increase in the outstanding shares of the listed company of five percent or more. Thermo Electron is a "substantial shareholder" of the Company and also has more than a five percent interest in TCA Holdings. In addition, the issuance of the TMD Shares in consideration of the Merger would result in an increase in the Company's outstanding Common Stock of more than five percent. Thermo Electron has agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of the Meeting (the "Record Date") in favor of the listing of the TMD Shares and all matters related thereto. As of the Record Date, and without giving effect to the issuance of the TMD Shares pursuant to the Merger Agreement, Thermo Electron owned approximately 70.7% of the outstanding Common Stock of the Company. After giving effect to the issuance of the TMD Shares pursuant to the Merger Agreement, Thermo Electron would have owned approximately 74.1% of such Common Stock outstanding on the Record Date.


BACKGROUND OF THE MERGER AGREEMENT

    The Company has several majority owned subsidiaries, including Thermo Cardiosystems, a leader in the research, development and manufacture of implantable left ventricular-assist systems. Thermo Electron owns all of the stock of TCA Holdings, which in turn owns the TCA Shares. TCA Holdings had acquired the TCA Shares in connection with Thermo Cardiosystems' acquisition of International Technidyne Corporation ("ITC") from Thermo Electron on May 2, 1997. ITC is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables.

    The Board of Directors of the Company has determined that it is the best interests of the Company to acquire TCA Holdings in order to increase the Company's ownership of Thermo Cardiosystems. On February 5, 1998, the Board of Directors approved the acquisition of TCA Holdings.

DETERMINATION OF THE CONSIDERATION ISSUABLE FOR TCA HOLDINGS

    Under the terms of the Merger Agreement, the Company has agreed to issue the TMD Shares to Thermo Electron in consideration of the acquisition of TCA Holdings. The consideration to be paid for TCA Holdings was based on the Company's determination of the fair market value of TCA Holding's sole asset, its ownership of the TCA Shares. The fair market value of the TCA Shares was determined based on a per share value of $22.525, which was the average of the closing prices of Thermo Cardiosystems' common stock as reported on the AMEX for the five trading days ending on February 4, 1998, the date prior to the date the Board of Directors of the Company approved the acquisition. The number of shares of Common Stock to be issued as consideration in the Merger was determined based on a per share value of $15.488, which was the average of the closing prices of the Common Stock as reported on the AMEX for the same period. Based on these calculations, it was determined that the fair market value of the TCA Shares was $75,587,000. The Company also determined that the consideration to be paid by it to acquire TCA Holdings would be 4,880,533 shares of Common Stock, which had a fair market value equal to the value of the TCA Shares.

REASONS FOR THE MERGER/RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors believes that the acquisition of TCA Holdings was in the best interests of the Company. The acquisition provided the Company with a strategic opportunity to increase its ownership of Thermo Cardiosystems prior to Thermo Cardiosystems commencing commercial sales of its implantable left ventricular-assist systems. By increasing its ownership of Thermo Cardiosystems, the Company reduces the minority interest in Thermo Cardiosystems and is able to include a greater portion of Thermo Cardiosystems' net income in the Company's consolidated results of operations. The Board of Directors also believes that decreasing fractionalized ownership of Thermo Cardiosystems is in the best interests of both the Company and Thermo Cardiosystems.

    For federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Merger. See "Certain Federal Income Tax Consequences." Further, as the consideration to be paid to Thermo Electron consists of Common Stock of the Company rather than cash, the transaction will not impair the Company's working capital.

    The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and believes that the Merger is fair to and in the best interests of the Company and its Stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE LISTING OF THE TMD SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER AGREEMENT.

SUMMARY OF THE MERGER AGREEMENT

    GENERAL


    On October 30, 1998, the Company, Acquisition, Thermo Electron and TCA Holdings entered into the Merger Agreement, pursuant to which the Company acquired TCA Holdings from Thermo Electron in exchange for the right to receive the TMD Shares. Under the terms of the Merger Agreement (i) Acquisition merged with and into TCA Holdings, (ii) outstanding shares of TCA Holdings' common stock were canceled and converted into the right to receive the TMD Shares,
(iii) each outstanding share of Acquisition's common stock was canceled and converted into one share of the common stock of TCA Holdings, and (iv) TCA Holdings became a wholly owned subsidiary of the Company. See "Determination of the Consideration Issuable for TCA Holdings" above for a discussion of the valuation of the transaction.

    EFFECTIVE DATE

    The Merger became legally effective on January 21, 1999, upon the filing of Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to Section 79 of the Business Corporation Law of the Commonwealth of Massachusetts and a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 252 of the General Corporation Law of the State of Delaware.

    ISSUANCE OF THE SHARES

    Upon the effective date of the Merger, all of the shares of TCA Holdings' common stock, which were held by Thermo Electron, were canceled and converted into the right to receive the TMD Shares. Thermo Electron's right to receive the TMD Shares is conditioned only on the prior listing of the TMD Shares for trading upon the AMEX. In the Merger Agreement, the Company agreed to take all action necessary in accordance with applicable law to convene a meeting of its Stockholders for the purpose of approving the listing of the TMD Shares for trading upon the AMEX, and to recommend to the Stockholders the approval of such listing. In the Merger Agreement, Thermo Electron agreed to vote all of the shares of the Company's Common Stock held by it as of the record date of any such meeting in favor of such listing. The Agreement provides that, in the event that the Company is unable to obtain the approval of its Stockholders of the listing of the TMD Shares on or before December 31, 1999, then, on December 31, 1999, the Company will pay to Thermo Electron the sum of $75,587,000 in cash in lieu of issuing the TMD Shares.


    As of the Record Date, and without giving effect to the issuance of the TMD Shares pursuant to the Merger Agreement, Thermo Electron owned an aggregate of approximately 70.7% of the outstanding Common Stock of the Company. After giving effect to the issuance of the TMD Shares pursuant to the Merger Agreement, Thermo Electron would have owned approximately 74.1% of such Common Stock outstanding on the Record Date.


    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    In the Merger Agreement, the Company and Acquisition, on the one hand, and TCA Holdings and Thermo Electron, on the other hand, made certain representations and warranties to one another with respect to certain customary matters, such as their respective organization, their respective authority to enter into the Merger Agreement and the enforceability of the Merger Agreement. In addition, TCA Holdings and Thermo Electron made certain representations and warranties to the Company with respect to (i) TCA Holdings' ownership of the TCA Shares, (ii) the absence of liabilities of TCA Holdings, (iii) the absence of any trade or business of TCA Holdings, (iv) certain tax matters and (v) other matters requested by the Company's counsel. Each of these representations and warranties survives the effectiveness of the Merger indefinitely. Each party has agreed to indemnify the other for any damages the indemnified party suffers as a result of breaches of such representations and warranties by the other party. Notwithstanding this indemnification, the Company would be required to report as an expense in its results of operations the full amount, including any reimbursable amount, of any damages, with any indemnification payment it receives from Thermo Electron being treated as a contribution to stockholders' investment.

    CERTAIN ADJUSTMENTS

    The Merger Agreement provides that, in the event that the Company takes certain actions (such as stock splits, recapitalizations and sales of substantial portions of the Company's assets) prior to the date of issuance of the TMD Shares (the "Payment Date"), then the number of shares of the Company's Common Stock to be issued pursuant to the Merger will be adjusted as required to put Thermo Electron in the same position as if the record date with respect to any such transaction or transactions had been immediately after the Payment Date, or otherwise to carry out the intents and purposes of the Merger Agreement.

Similarly, in the event that the Company declares any dividend or other distribution in respect of the Company's Common Stock payable in cash or other property other than in shares of Common Stock, then the TMD Shares to be issued in connection with the Merger shall be deemed to be outstanding as of the record date with respect to any such dividend or distribution, and the cash or other property otherwise payable or distributable to Thermo Electron with respect to such TMD Shares shall be held by the Company for the benefit of Thermo Electron. Upon the issuance of the TMD Shares to Thermo Electron, such cash or other property (together with any earnings or interest thereon) will likewise be distributed by the Company to Thermo Electron.

    AMENDMENTS; WAIVERS

    Any provision of the Merger Agreement may be amended or waived by the mutual consent of the parties at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Merger. Neither the Company nor Thermo Electron intend to request a ruling from the Internal Revenue Service with respect to the Merger.

ACCOUNTING TREATMENT

    The transaction has been accounted for as an increase in the number of outstanding shares of the Company and an increase in the Company's percentage ownership of Thermo Cardiosystems from the date the transaction was approved by the Company's Board of Directors.

REGULATORY APPROVALS

    No federal or state regulatory approvals are required in order to issue the TMD Shares pursuant to the Merger Agreement.

NO DISSENTERS' APPRAISAL RIGHTS

    Under applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts, holders of the Company's Common Stock will not have any dissenters' appraisal rights in connection with the listing of the TMD Shares.


                 INFORMATION CONCERNING TMO TCA HOLDINGS, INC.


    Under the terms of the Merger Agreement, the Company has acquired all of the issued and outstanding shares of capital stock of TCA Holdings, a wholly owned subsidiary of Thermo Electron, in exchange for the right to receive the TMD Shares. TCA Holdings was incorporated on February 2, 1998, its principal executive office is located at 81 Wyman Street, Waltham, Massachusetts 02454 and its telephone number is (781) 622-1000.

BUSINESS

    TCA Holdings is the owner of the TCA Shares. Thermo Cardiosystems, which is a majority owned subsidiary of the Company, is a leader in the research, development and manufacture of implantable left ventricular-assist systems. All of such TCA Shares are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the TCA Shares.

    Other than the TCA Shares, TCA Holdings does not own, lease or use, directly or indirectly, any assets or other property, whether real or personal, tangible or intangible. TCA Holdings does not, directly or indirectly, own any equity interest in any corporation, partnership joint venture or other entity. TCA Holdings does not engage, and since its organization has not engaged, in any trade or business, and it has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise. TCA Holdings does not have, nor has it ever had, any employees.

MANAGEMENT

    Theo Melas-Kyriazi, 39, has served as president and sole director of TCA Holdings since January 1999. In addition, Mr. Melas-Kyriazi was treasurer of the Company and Thermo Electron from May 1988 to August 1994. From August 1994 through March 1998, he served as president and chief executive officer of ThermoSpectra Corporation, an affiliate of Thermo Electron, which manufactures precision imaging, inspection, temperature control and test and measurement systems. He served as vice president, corporate strategy, of Thermo Electron from March 1998 through December 1998. As of January 1, 1999, Mr. Melas-Kyriazi became the chief financial officer of the Company and Thermo Electron. Mr. Melas-Kyriazi is a director of Thermo Voltek Corp., ThermoRetec Corporation and ThermoSpectra Corporation.

                       INFORMATION CONCERNING THE COMPANY

MARKET FOR COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock is publicly traded on the AMEX. The following sets forth, for the fiscal periods indicated, the high and low sales prices as reported in the consolidated transaction reporting system.


                                                                              HIGH        LOW
                                                                            ---------  ---------
FISCAL 1995
  First Quarter...........................................................  $17 1/8    $12 3/4
  Second Quarter..........................................................  19 7/8     15 5/8
  Third Quarter...........................................................  21 1/2     18 1/8
  Fourth Quarter..........................................................  27 1/2     17 3/4

FISCAL 1996
  First Quarter...........................................................  29 7/8     23 5/8
  Second Quarter..........................................................  31 3/4     24 7/8
  Third Quarter...........................................................  28 3/4     20 3/4
  Fourth Quarter..........................................................  26 3/8     18

FISCAL 1997
  First Quarter...........................................................  21 1/8     16 7/8
  Second Quarter..........................................................  19         15
  Third Quarter...........................................................  19 9/16    15 11/16
  Fourth Quarter..........................................................  20 3/16    15 1/16

FISCAL 1998
  First Quarter...........................................................  17 13/16   14 15/16
  Second Quarter..........................................................  17 1/2     12 3/8
  Third Quarter...........................................................  12 13/16   7 7/16
  Fourth Quarter..........................................................  11         6 15/16

FISCAL 1999
  First Quarter (through February 17, 1999)...............................  11 3/8     7

    The high, low and closing prices of the Company's Common Stock on the AMEX on February 4, 1998, the date prior to the date the Board of Directors of the Company approved the Merger were $16, $15 3/16 and $16, respectively. On February 12, 1999, the last trading day prior to the Record Date, the closing price of the Common Stock on the AMEX was $8 1/16 per share. There were 2,096 holders of Common Stock of record as of February 15, 1999. Holders of Common Stock do not have any preemptive rights to subscribe for additional issuances of Common Stock or securities convertible into Common Stock.


    The Company has never paid any cash dividends because its policy is to use earnings to finance expansion and growth. The Company's Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on the Company's Common Stock.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE
  AMOUNTS)

                                                                                                1998
                                                                                   -------------------------------
                                                                                     FIRST     SECOND      THIRD
                                                                                   ---------  ---------  ---------
Revenues.........................................................................  $  75,611  $  76,711  $  81,515
Gross Profit.....................................................................     37,000     37,839     37,454
Income Before Extraordinary Item.................................................      5,368      5,274      4,278
Net Income.......................................................................      6,573      8,707      4,278
Earnings per Share Before Extraordinary Item:
  Basic..........................................................................        .13        .13        .10
  Diluted........................................................................        .13        .12        .10
Earnings per Share:
  Basic..........................................................................        .16        .21        .10
  Diluted........................................................................        .16        .20        .10

                                                                                           1997
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  72,057  $  75,996  $  76,217  $  83,396
Gross Profit..........................................................     35,096     37,856     37,784     41,250
Net Income............................................................     21,966      5,506      6,664      7,356
Earnings per Share:
  Basic...............................................................        .60        .15        .18        .20
  Diluted.............................................................        .56        .14        .17        .19

                                                                                           1996
                                                                        ------------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                        ---------  ---------  ---------  ---------
Revenues..............................................................  $  68,994  $  71,094  $  74,202  $  77,787
Gross Profit..........................................................     33,185     34,121     37,668     38,966
Net Income............................................................      5,257      9,754      6,359      7,768
Earnings per Share:
  Basic...............................................................        .15        .27        .17        .21
  Diluted.............................................................        .14        .25        .16        .20

SELECTED FINANCIAL INFORMATION

    The selected financial information included below for the Company as of and for the fiscal years ended January 3, 1998, and December 28, 1996, and for the fiscal year ended December 30, 1995, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein. The selected financial information as of December 30, 1995, and as of and for the fiscal years ended December 31, 1994, and January 1, 1994, has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, but have not been included in this Proxy Statement or incorporated by reference herein. The selected financial information as of and for the nine months ended October 3, 1998, and September 27, 1997, has not been audited but, in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis. The results of operations for the nine months ended October 3, 1998, are not necessarily indicative of results for the entire year.

                                        NINE MONTHS ENDED
                                    --------------------------                       FISCAL YEAR
                                    OCTOBER 3,   SEPTEMBER 27,  -----------------------------------------------------
                                       1998          1997         1997       1996       1995       1994       1993
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues..........................   $ 233,887     $ 224,270    $ 307,666  $ 292,077  $ 208,041  $ 183,753  $ 104,545
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Costs and Operating Expenses:
  Cost of revenues................     121,594       113,534      155,680    148,137    110,935     99,328     56,484
  Selling, general, and
    administrative
    expenses......................      66,671        63,851       86,308     85,045     55,951     49,813     28,614
  Research and development
    expenses......................      19,543        17,752       24,270     21,363     14,874     14,143      9,212
  Nonrecurring costs..............      --            --           --         17,637     --         --         --
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                       207,808       195,137      266,258    272,182    181,760    163,284     94,310
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Operating Income..................      26,079        29,133       41,408     19,895     26,281     20,469     10,235
Interest and Other Income, Net....       6,009         7,715       10,414      7,951      5,831      4,989      4,582
Gain on Issuance of Stock by
  Subsidiaries....................      --            17,075       17,075     23,651      3,455     --         --
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Income Before Provision for Income
  Taxes, Minority Interest, and
  Extraordinary Item..............      32,088        53,923       68,897     51,497     35,567     25,458     14,817
Provision for Income Taxes........      12,604        14,391       19,675     13,969     11,781      9,680      5,862
Minority Interest Expense.........       4,564         5,396        7,730      8,390      6,612      3,083      1,322
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Income Before Extraordinary
  Item............................      14,920        34,136       41,492     29,138     17,174     12,695      7,633
Extraordinary Item, Net of
  Provision for Income Taxes......       4,638        --           --         --         --         --         --
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Net Income........................   $  19,558     $  34,136    $  41,492  $  29,138  $  17,174  $  12,695  $   7,633
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Earnings per Share:
  Basic...........................   $     .48     $     .93    $    1.13  $     .80  $     .51  $     .39  $     .25
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
  Diluted.........................   $     .46     $     .88    $    1.07  $     .75  $     .48  $     .38  $     .25
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
Weighted Average Shares:
  Basic...........................      41,065        36,695       36,700     36,417     33,660     32,878     30,291
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
  Diluted.........................      43,061        38,913       38,911     38,202     35,036     33,108     30,509
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
                                    -----------  -------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working Capital...................   $ 232,596     $ 289,325    $ 309,363  $ 208,170  $ 114,340  $ 131,578  $ 135,992
Total Assets......................     559,019       535,601      536,552    456,699    386,249    306,691    251,874
Long-term Obligations.............     122,678       143,464      142,771     74,359     45,201     82,551     59,130
Shareholders' Investment..........     243,608       220,596      227,346    211,582    172,751    136,783    122,186

PROPOSED REORGANIZATION

    On August 12, 1998 and December 10, 1998, Thermo Electron issued press releases announcing a proposed reorganization involving itself and certain of its subsidiaries, including the Company.

    As part of the proposed reorganization, in an integrated series of transactions, the Company's equity interest in each of Thermo Sentron Inc. ("Thermo Sentron"), Thermedics Detection Inc. ("Thermedics Detection") and Thermo Voltek Corp. ("Thermo Voltek"), each currently majority owned, publicly traded subsidiaries of the Company would be transferred, along with additional shares of the Company's Common Stock, to Thermo Electron in exchange for Thermo Electron's wholly owned biomedical group. In addition, the Company has entered into a definitive merger agreement with Thermo Voltek pursuant to which, if required shareholder approvals are obtained, Thermo Voltek will be taken private. Under the terms of the merger agreement, the Company will acquire all of the outstanding shares of common stock of Thermo Voltek that it and Thermo Electron do not own at a price of $7.00 per share.


    The completion of each of these transactions is subject to numerous conditions including one or more of the following: the establishment of prices and exchange ratios; confirmation of anticipated tax consequences; the approval by the Board of Directors of the Company (including its directors who are serving on a special committee for the purpose of evaluating and negotiating the proposed transactions); negotiation and execution of definitive agreements; clearance by the Securities and Exchange Commission of any necessary documents in connection with the proposed transactions; approval by the Board of Directors of Thermo Electron; and receipt of fairness opinions from one or more investment banking firms on certain financial aspects of the transactions.

                           FORWARD-LOOKING STATEMENTS


    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.


    RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy includes the acquisition of businesses and technologies that complement or augment its existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approval, including antitrust approvals. There can be no assurance that the Company will be able to complete future acquisitions or that it will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

    RISKS ASSOCIATED WITH SPIN-OUT OF SUBSIDIARIES. The Company has adopted a strategy of spinning out certain of its businesses into separate subsidiaries and having these subsidiaries sell a minority interest to outside investors. As a result of the sale of stock by subsidiaries, the issuance of stock by subsidiaries upon conversion of convertible debentures and similar transactions, the Company records gains that represent the increase in the Company's net investment in the subsidiaries. These gains have represented a substantial portion of the net income reported by the Company in certain periods. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.

    In addition, in October 1995, the Financial Accounting Standards Board ("FASB") issued an exposure draft of a Proposed Statement of Financial Accounting Standards, "Consolidated Financial Statements: Policy and Procedures" (the "Proposed Statement"). The Proposed Statement would establish new rules for how consolidated financial statements should be prepared. If the Proposed Statement is adopted, there could be significant changes in the way the Company records certain transactions of its controlled subsidiaries. Among those changes, any sale of the stock of a subsidiary that does not result in a loss of control would be accounted for as a transaction in equity of the consolidated entity with no gain or loss being recorded. The exposure draft addresses the consolidation issues in two parts: consolidation procedures, which includes proposed rule changes affecting the Company's ability to recognize gains on issuances of subsidiary stock, and consolidation policy, which does not address accounting for such gains. During 1997, the FASB decided to focus its efforts on the consolidation policy part of the exposure draft and to consider resuming discussion on consolidation procedures after completion of the efforts on consolidation policy. The timing and content of any final statement are uncertain.

    INTERNATIONAL OPERATIONS. Sales outside the U.S. have accounted for a significant percentage of the Company's total revenues. The Company intends to continue to expand its presence in international markets. International sales are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs, or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business and results of operations. During fiscal year 1997, the Company had exports from its U.S. and foreign operations to Asia of approximately 8% of total revenues. Exports to Asia in fiscal year 1997 were primarily to Japan, China, and South Korea. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency-exchange and interest rates, and unstable stock markets. The Company's export sales could be adversely affected by the unstable economic conditions in Asia.

    TECHNOLOGICAL CHANGE AND COMPETITION. The market for many of the Company's products is characterized by changing technology, evolving industry standards, and new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing products and to develop and introduce new products and technologies to meet changing customer requirements. The Company is currently devoting significant resources toward the enhancement of its existing products and the development of new products and technologies. There can be no assurance that the Company will successfully complete the enhancement and development of these products in a timely fashion, or that these products will compete successfully with those of the Company's competitors. The Company is aware of one other company that has received premarket approval from the FDA for an implantable LVAS that competes with the Company's LVAS. Certain of the Company's competitors, including its competitor in the implantable LVAS market, have greater resources, manufacturing and marketing capabilities, technical staff, and production facilities than those of the Company. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than can the Company. Competition could increase if new companies enter the market, or if existing competitors expand their product lines.

    INTELLECTUAL PROPERTY RIGHTS. The Company relies upon trade secret protection and patents to protect its proprietary rights. There can be no assurance that patents will issue from any pending or future patent applications owned by or licensed to the Company, or that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In the absence of patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products or gain access to its trade secrets and know-how. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. The Company has received correspondence from a third party alleging that the textured surface of the left ventricular-assist systems ("LVAS") infringes certain patent rights of such third party. The Company believes that it has meritorious defenses to the claims of the third party. However, no assurance can be given that the Company would be successful if litigation were commenced or that others will not claim that the Company infringes their intellectual property rights. There can be no assurance that competitors of the Company will not initiate litigation to challenge the validity of the Company's patents, or that they will not use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents held by parties not affiliated with the Company that relate to the Company's products or technologies. The Company may need to acquire licenses to, or contest the validity of, any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms, or that the Company would prevail in any such contest. The Company could incur substantial costs in defending itself in suits brought against it, or in suits in which the Company may assert its patent rights against others. If the outcome of any such litigation is unfavorable to the Company, the Company's business and results of operations could be materially adversely affected. In addition, the Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

    UNCERTAINTY OF REGULATORY APPROVAL FOR BIOMEDICAL DEVICES. Thermo Cardiosystems' biomedical devices, including its LVAS, are subject to approval by the U.S. Food and Drug Administration ("FDA") before commercial sale of such devices may commence in the U.S. Thermo Cardiosystems is also subject to regulatory requirements in foreign countries in which Thermo Cardiosystems markets its devices. The process of obtaining regulatory approvals is lengthy, expensive, and inherently uncertain. Even after FDA and other regulatory approvals have been obtained, such approvals can be suspended or revoked if Thermo Cardiosystems' products do not continue to satisfy regulatory requirements. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, recalls of products, operating restrictions, and criminal prosecutions.

    In October 1994, Thermo Cardiosystems received FDA approval for the commercial sale of its pneumatic LVAS. In April 1994, Thermo Cardiosystems received the CE Mark for commercial sale of the pneumatic LVAS in all European Union countries. Thermo Cardiosystems' HeartPak-TM- portable console received the CE Mark in February 1995 and the HeartPak is currently in Phase I clinical trials in the U.S. In September 1998, Thermo Cardiosystems' electric LVAS received premarket approval by the FDA for use as a bridge to transplant. The electric LVAS received the CE Mark in August 1995 for use as a bridge to transplant and as an alternative to transplant. Thermo Cardiosystems' electric LVAS is currently in use in clinical trials in the U.S. testing the safety and efficacy of the device as an alternative to transplant.

    Significant design changes to Thermo Cardiosystems' LVAS, including use of the portable console for the pneumatic LVAS, must be approved pursuant to a supplement to an approved PMA application. Failure of Thermo Cardiosystems to obtain FDA approval for the commercial sale of the electric LVAS as an alternative to transplant would have a material adverse effect on Thermo Cardiosystems' long-term growth prospects. In addition, failure of Thermo Cardiosystems to obtain approval for the HeartPak portable console would likely require patients supported by the pneumatic LVAS to remain hospitalized. This could materially restrict the market for the pneumatic LVAS.

    UNCERTAINTY OF PATIENT REIMBURSEMENT. The cost of implanting a cardiac support system is substantial. In addition, Thermo Cardiosystems' coagulation testing equipment can cost several thousand dollars per instrument. Without the financial support of the government or third-party insurers, the market for Thermo Cardiosystems' devices and equipment will be limited. Medicare and Medicaid limit the reimbursement that U.S. hospitals receive for treating certain medical conditions by setting maximum fees that can be charged to their patients. Under these systems, hospitals are paid a fixed amount for treating each patient with a particular diagnosis. Private insurers also have initiated reimbursement systems designed to slow the escalation of healthcare costs. In addition, the federal government is considering, and certain state governments are considering or have adopted, new healthcare policies intended to curb rising costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. These policies could have the effect of limiting the availability of reimbursement for procedures, such as the implantation of an LVAS, that involve prolonged treatment of critically ill patients.


    In November 1995, the U.S. Health Care Finance Administration ("HCFA") issued a decision that extends Medicare coverage to LVAS devices used as a bridge to heart transplant, which fulfill certain Medicare coverage criteria. This decision, updated in April 1997, has applied to Thermo Cardiosystems' pneumatic LVAS and is expected to extend to the electric LVAS. Several major non-government insurers have also agreed to offer coverage for LVAS devices. This coverage has been applied to the pneumatic LVAS and the electric LVAS; however, no assurance can be given that additional third party payers will cover the electric LVAS immediately because of the device's intended out-patient use. Even though reimbursement has been established by HCFA and by certain non-government insurers for LVAS devices, the Medicare coverage criteria could be amended or revised by HCFA, the amount of available reimbursement may change, and reimbursement may be denied by an insurer under certain circumstances, including if it is determined that a procedure was not the most cost-effective treatment method, was experimental, or was used for an unapproved indication. No assurance can be given that additional third-party reimbursement for the LVAS devices will be granted within a reasonable period of time, or at all. The unavailability of third-party reimbursement for procedures involving Thermo Cardiosystems' systems or for Thermo Cardiosystems' biomedical devices would have a material adverse effect on the Company's business.


    UNCERTAINTY OF OPINION LEADER ACCEPTANCE AND SUPPORT. A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of the target patient population. The Company will achieve its business objectives only if its LVAS are recommended for use by such opinion leaders. In addition, acceptance by these physicians of Thermo Cardiosystems' whole-blood coagulation monitoring systems and Coumadin monitors is also important to the success of Thermo Cardiosystems' business. Thermo Cardiosystems has developed working relationships with a number of leading medical centers, and its existing and proposed LVAS and its blood coagulation monitoring systems have been well received by opinion leaders in cardiac surgery and cardiology. Moreover, since the inception of its work on cardiac support systems in 1966, Thermo Cardiosystems has relied upon surgical teams at medical institutions to perform clinical trials that are necessary for obtaining FDA approvals. A continuing working relationship with those and other institutions will be important to the success of Thermo Cardiosystems. No assurance can be given that existing relationships and arrangements can be maintained or that new relationships will be established. Furthermore, economic, psychological, ethical, and other concerns may limit acceptance of heart-assist devices in general, and there can be no assurance that markets of sufficient size will develop for Thermo Cardiosystems' LVAS.

    AVAILABILITY OF COMPONENTS AND RAW MATERIALS. Thermo Cardiosystems relies on a number of custom-designed components and materials supplied by other companies to manufacture its LVAS. Thermo Cardiosystems is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials and components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for its products for the foreseeable future, no assurance can be given that Thermo Cardiosystems will not experience shortages of certain materials or components in the future that could delay shipments of its products. The cost to Thermo Cardiosystems to evaluate and test alternative materials and components and the time necessary to obtain FDA approval for these materials are inherently difficult to determine because both time and cost are dependent on at least two factors: the similarity of the alternative material or component to the original material or component, and the amount of third-party testing that may have already been completed on alternative materials or components. There can be no assurance that the substitution of alternative materials or components would not cause delays in Thermo Cardiosystems' LVAS development programs or adversely affect the Company's ability to manufacture and ship LVAS to meet demand.

    LIMITED MANUFACTURING AND MARKETING EXPERIENCE OF THERMO
CARDIOSYSTEMS. Prior to FDA approval of commercial sale of the pneumatic LVAS, Thermo Cardiosystems' LVAS business was engaged only in research and development. Since that time, Thermo Cardiosystems has been building its manufacturing, marketing, and sales capabilities. Although Thermo Cardiosystems has not experienced difficulties in manufacturing its LVAS at volume, cost, and quality levels sufficient to satisfy the increased demand resulting from commercial approval, no assurance can be given that Thermo Cardiosystems will not encounter difficulties as sales volumes increase or new products and/or components are approved for commercial sale. Thermo Cardiosystems does not have experience in the large-scale commercialization of LVAS medical devices. Although Thermo Cardiosystems has added sales and marketing staff and is expanding its distribution capabilities worldwide, no assurance can be given that Thermo Cardiosystems will be able to market and sell its LVAS products successfully in high volumes.

    PRODUCT LIABILITY. Thermo Cardiosystems faces an inherent business risk of exposure to product liability claims relating to the use of its products. Although Thermo Cardiosystems currently maintains product liability insurance against this risk, there can be no assurance that it will continue to be able to obtain such coverage at economically feasible rates, if at all, or that such coverage will be adequate in terms and scope to completely protect Thermo Cardiosystems in the event of a successful product liability claim.

    EFFECT OF GOVERNMENT REGULATIONS AND APPROVALS ON MARKET FOR THERMO SENTRON'S PRODUCTS. The market for certain of the Company's Thermo Sentron Inc. ("Thermo Sentron") subsidiary's products, both in the United States and abroad, is subject to or influenced by various domestic and foreign clean air and consumer protection laws. Thermo Sentron designs, develops, and markets its products to meet customer needs created by existing and anticipated regulations, and any changes in these regulations may adversely affect consumer demand for Thermo Sentron's products. In addition, the marketing of certain of Thermo Sentron's products is dependent upon the receipt of regulatory and other approvals, including industry association approvals of the design, construction, and accuracy of Thermo Sentron's products. Delays in obtaining, or the failure to obtain, any such approvals could have a material adverse effect on Thermo Sentron's business and results of operations.

    EFFECT OF ELECTRICAL STANDARDS ON DEMAND FOR THERMO VOLTEK'S
PRODUCTS. Demand for the Company's Thermo Voltek Corp. ("Thermo Voltek") subsidiary's electromagnetic compatibility ("EMC") testing products and services is driven to a large extent by mandatory government standards and voluntary industry standards relating to electromagnetic compatibility. In particular, demand for many of Thermo Voltek's products results from efforts by manufacturers to comply with IEC 801, the European Union directive that became effective on January 1, 1996. As the number of noncomplying manufacturers is reduced over time, demand for Thermo Voltek's products is likely to be adversely affected. In addition, if new EMC standards requiring new testing capabilities are enacted less frequently or if EMC standards become less strict or not strictly enforced, demand for Thermo Voltek's products could be adversely affected.

    DEPENDENCE OF EXPLOSIVES-DETECTION MARKET ON GOVERNMENT REGULATION AND AIRLINE INDUSTRY. The Company's Thermedics Detection Inc. ("Thermedics Detection") subsidiary's sales of its explosives-detection systems for use in airports has been and will continue to be dependent on governmental initiatives to require, or support, the screening of checked luggage, carry-on items and personnel with advanced explosives-detection equipment. Substantially all of such systems have been installed at airports in countries other than the United States, in which the applicable government or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of Thermedics Detection, including political and budgetary concerns of governments, airlines, and airports. Of the more than 600 commercial airports worldwide, more than 400 are located in the United States. Accordingly, Thermedics Detection believes that the size of the market for explosives-detection equipment is, and will increasingly be, significantly influenced by United States government regulation. In the United States, the Aviation Security Act of 1990 directed the Federal Aviation Administration (the "FAA") to develop a standard for explosives-detection systems and required airports in the United States to deploy systems meeting this standard in 1993. To date, no system has demonstrated that it meets all FAA standards under realistic airport operating conditions. As a result, the FAA has not mandated the installation of automated explosives-detection systems, and only a limited number of these systems have been deployed in the United States. The FAA first certified a computed X-ray tomography system for checked luggage in December 1994. Thermedics Detection's systems are trace detectors for which no FAA certification process for checked baggage, carry-on, or personal screening exists to date. Currently, Thermedics Detection is seeking FAA approval for its EGIS and EGIS II systems for use by airlines in screening carry-on electronic items and luggage searches. There can be no assurance, however, that such FAA approvals will be obtained. Each airline must seek this approval for each application. Although the FAA has provided significant funding to Thermedics Detection in connection with the development of its explosives-detection technology, there can be no assurance that any of Thermedics Detection's systems will ever meet this or any other United States certification standard. Any product utilizing a technology ultimately recommended or required by the FAA will have a significant competitive advantage in the market for explosives-detection devices. Unless the FAA takes action with respect to a particular explosives-detection product or technology, airlines will not be required to purchase or upgrade their security systems, including upgrading existing metal-detection equipment. Earnings of U.S. air carriers tends to fluctuate significantly from time to time. Any depression in the financial condition of such carriers would likely result in lower capital spending for discretionary items. Moreover, there can be no assurance that additional countries will mandate the implementation of effective explosives screening for airline baggage, carry-on items or personnel, or that, if mandated, Thermedics Detection's systems will meet the certification or other requirements of the applicable government authority. Even if Thermedics Detection's systems were to meet the applicable requirements, there can be no assurance that Thermedics Detection would be able to market its systems effectively.

    In October 1996, the United States enacted legislation which includes a $144.2 million allocation to purchase explosives-detection systems and other advanced security equipment, including trace detection equipment such as the systems manufactured by Thermedics Detection, for carry-on and checked baggage screening. The FAA has made purchases of, or placed orders for the purchase of, security equipment under this legislation, including an order to purchase $5.8 million of Thermedics Detection's EGIS systems. There can be no assurance, however, that this legislation will not be modified to reduce the funding for advanced explosives equipment, that the necessary appropriations will be made to fund further purchases of advanced explosives-detection equipment contemplated by the legislation, that trace-detection equipment such as the systems manufactured by Thermedics Detection will be mandated, or that, even if further appropriations are made and such equipment is mandated, any of Thermedics Detection's explosives-detection systems will be purchased for installation at any airports in the United States. Further, there can be no assurance that the U.S. will mandate the widespread use of these systems after completion of the initial purchases.

    SIGNIFICANCE OF CERTAIN CUSTOMERS TO THERMEDICS DETECTION. Sales of process detection instruments and services to bottlers licensed by The Coca-Cola Company ("Coca-Cola Bottlers") were $4,369,000, $13,939,000, $10,641,000, and
$9,974,000, for the first nine months of 1998, and in 1997, 1996, and 1995, respectively, or 14%, 13%, 11%, and 31% of Thermedics Detection's revenues, respectively, during such periods. In 1997, Thermedics Detection completed the fulfillment of a mandated product-line upgrade for the Coca-Cola Bottlers. Although Thermedics Detection anticipates that it will continue to derive revenues from the sale of upgrades and new systems to new plants, as well as services to the Coca-Cola Bottlers, Thermedics Detection does not expect that revenues derived from these customers will continue at a rate comparable to prior years. Further, Thermedics Detection intends to continue to develop and introduce new process detection products for the food, beverage and other markets. There can be no assurance, however, that Thermedics Detection will be successful in the introduction of new process detection products or that any sales of these products will be sufficient to maintain a rate of growth equivalent to prior years.

    RISKS OF THE COMPANY'S YEAR 2000 ISSUES. While the Company is attempting to minimize any negative consequences arising from the year 2000 issue, there can be no assurance that year 2000 problems will not have a material adverse impact on the Company's business, operations, or financial condition. While the Company expects that upgrades to its internal business systems will be completed in a timely fashion, there can be no assurance that the Company will not encounter unexpected costs or delays. Despite its efforts to ensure that its material current products are year 2000 compliant, the Company may see an increase in warranty and other claims, especially those related to Company products that incorporate, or operate using, third-party software or hardware. In addition, certain of the Company's older products, which it no longer manufactures or sells, may not be year 2000 compliant, which may expose the Company to claims. If any of the Company's material suppliers, vendors, or customers experience business disruptions due to year 2000 issues, the Company might also be materially adversely affected. There is expected to be a significant amount of litigation relating to the year 2000 issue and there can be no assurance that the Company will not incur material costs in defending or bringing lawsuits. Any unexpected costs or delays arising from the year 2000 issue could have a significant adverse impact on the Company's business, operations, and financial condition.

            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    Messrs. Peter O. Crisp, George N. Hatsopoulos, John N. Hatsopoulos, John T. Keiser, Paul F. Kelleher, Theo Melas-Kyriazi and John W. Wood Jr., who are directors and/or executive officers of the Company, are also directors and/or executive officers of Thermo Electron.

    Messrs. John T. Keiser, Paul F. Kelleher, Theo Melas-Kyriazi, Victor L. Poirier and Nicholas T. Zervas, who are directors and/or executive officers of the Company, are also directors and/or executive officers of Thermo Cardiosystems.

    Messrs. Elias P. Gyftopoulos, John T. Keiser, Paul F. Kelleher and Theo Melas-Kyriazi, who are directors and/or executive officers of Thermo Electron, are also directors and/or executive officers of Thermo Cardiosystems.

    Mr. Theo Melas-Kyriazi, an executive officer of the Company, is a director and executive officer of TCA Holdings.

    See "Stock Ownership."

                                STOCK OWNERSHIP


    The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, the Company's parent company, and of Thermedics Detection, Thermo Cardiosystems, Thermo Sentron and Thermo Voltek, each a publicly traded majority-owned subsidiary of the Company, as of September 30, 1998, with respect to (i) each director, (ii) the chief executive officer of the Company and other executive officers of the Company who during the last completed fiscal year of the Company, met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules, (iii) all directors and current executive officers as a group, and (iv) persons known by the Company currently to own beneficially more than 5% of the outstanding shares of Common Stock.


    While certain directors and executive officers of the Company are also directors and executive officers of Thermo Electron or its subsidiaries other than the Company, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.


                                                              THERMO      THERMEDICS      THERMO       THERMO     THERMO
                                             THERMEDICS      ELECTRON      DETECTION   CARDIOSYSTEMS   SENTRON    VOLTEK
NAME(1)                                       INC.(2)     CORPORATION(3)    INC.(4)       INC.(5)      INC.(6)   CORP.(7)
------------------------------------------  ------------  --------------  -----------  -------------  ---------  ---------
Thermo Electron Corporation(8)............    24,051,621        --            --            --           --         --
T. Anthony Brooks.........................             0              0            0             0            0          0
Peter O. Crisp............................        34,434        101,059        1,500         2,250        1,500      2,250
Paul F. Ferrari...........................        15,457         17,229        1,500        11,500        1,500      5,998
David H. Fine.............................       106,687         71,190      109,967           207        7,500          0
George N. Hatsopoulos.....................        63,681      3,564,258       21,197        11,599       17,000          0
John N. Hatsopoulos.......................        64,630        823,964       21,262           432       37,800          0
John T. Keiser............................        81,793        192,508       17,000        56,773       19,500          0
Victor L. Poirier.........................        70,155         52,982            0       201,127        7,500          0
John W. Wood Jr...........................       157,006        269,366       38,051        46,207       35,000     96,971
Nicholas T. Zervas........................        27,306          1,000        1,500        47,063        1,500      2,250
All directors and current executive
  officers as a group (12 persons)........       662,772      5,433,531      219,077       383,085      135,800    123,050


------------------------

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 8,450, 8400, 90,300, 50,000, 50,000, 78,000, 25,700, 99,300, 8,050
    and 457,200 shares, respectively, that such person or group has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 1,635, 1,737 and 5,785 whole shares, respectively, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 7,879, 8,156 and 16,035 whole shares, respectively, that had been allocated through July 4, 1998, to their respective accounts maintained under the Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by Dr. G. Hatsopoulos' spouse and 92 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Wood include 2,600 shares held in trust for the benefit of two children. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of September 30, 1998; all directors and current executive officers as a group beneficially owned 1.80% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood and all directors and current executive officers as a group include 8,125, 54,912, 1,849,500, 762,735, 151,622, 45,225, 228,359
    and 3,373,250 shares, respectively, that such person or group has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 2,266, 2,036 and 6,799 whole shares, respectively, allocated to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 46,040 whole shares allocated through July 4, 1998, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 10,062 shares held by his spouse. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is the trustee and 153 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. Except for Dr. Hatsopoulos, who beneficially owned 2.22% of the Thermo Electron common stock outstanding as of September 30, 1998, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 3.39% of the Thermo Electron common stock outstanding as of September 30, 1998.



(4) Shares of the common stock of Thermedics Detection beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 99,967, 20,000, 20,000, 17,000,
    20,800 1,500 and 189,267 shares, respectively, that such person or group has the right to acquire within 60 days September 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos include 57 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermedics Detection common stock outstanding as of September 30, 1998; all directors and current executive officers as a group beneficially owned approximately 1.13% of such common stock outstanding as of such date.



(5) Shares of the common stock of Thermo Cardiosystems beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 2,250, 2,250, 49,500, 158,750, 23,450, 11,300 and 251,400 shares, respectively, that such person or group has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 7,413 shares allocated through July 4, 1998, to Dr. Zervas' account maintained pursuant to Thermo Cardiosystems' deferred compensation plan for directors. Shares beneficially owned by Mr. Wood include 1,122 shares held in trust for the benefit of two children. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermo Cardiosystems common stock outstanding as of September 30, 1998; all directors and current executive officers as a group beneficially owned approximately 1.0% of such common stock outstanding on such date.



(6) Shares of the common stock of Thermo Sentron beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 7,500, 15,000, 15,000, 19,500, 7,500, 31,000, 1,500 and 107,000 shares, respectively, that such person or group has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the Thermo Sentron common stock outstanding as of September 30, 1998; all directors and current executive officers as a group beneficially owned approximately 1.44% of such common stock outstanding as of such date.

(7) Shares of the common stock of Thermo Voltek beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 2,250, 2,250, 82,350, 2,250 and 89,100 shares, respectively, that such person or group has the right to acquire within 60 days of September 30, 1998, through the exercise of stock options. The directors and current executive officers as a group beneficially owned 1.41% of the Thermo Voltek common stock outstanding as of September 30, 1998.



(8) Thermo Electron beneficially owned approximately 65.34% of the Common Stock outstanding as of September 30, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046.


                                 RECOMMENDATION


    The Board of Directors believes that the proposal is in the best interest of the Company and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the listing of 4,880,533 shares of the Company's Common Stock on the AMEX in connection with the acquisition of TCA Holdings. If not otherwise specified, proxies will be voted FOR approval of this proposal. Thermo Electron, which beneficially owned an aggregate of approximately 70.7% of the outstanding Common Stock as of the Record Date (before giving effect to the issuance of the TMD Shares pursuant to the Merger Agreement), has sufficient votes to approve the proposal and has indicated its intention to vote for the proposal.


                                  OTHER ACTION

    Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Company must have been received by the Company for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.

    Pursuant to recent amendments to the rules relating to proxy statements under the Exchange Act, shareholders of the Company are hereby notified that any shareholder proposal not included in the Company's proxy materials for its 1999 Annual Meeting of Shareholders (the "Annual Meeting") in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice thereof is received by the Company after March 15, 1999. Management proxies will be authorized to exercise discretionary voting authority with respect to any shareholder proposal not included in the Company's proxy materials for the Annual Meeting unless (a) the Company receives notice of such proposal by March 15, 1999, and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

                             SOLICITATION STATEMENT

    The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are incorporated herein by reference:



    (a) The Annual Report of the Company on Form 10-K for its fiscal year ended January 3, 1998, as amended by the Company's Annual Report on Form 10-K/A as filed with the Commission on February 16, 1999.



    (b) The definitive Proxy Statement of the Company for its Annual Meeting of stockholders held on June 1, 1998, as filed with the Commission on April 29, 1998.



    (c) The Quarterly Report of the Company on Form 10-Q for its quarter ended April 4, 1998.



    (d) The Quarterly Report of the Company on Form 10-Q for its quarter ended July 4, 1998.


    (e) The Quarterly Report of the Company on Form 10-Q for its quarter ended October 3, 1998.

    (f) The Current Report of the Company on Form 8-K dated March 30, 1998, as filed with the Commission on April 3, 1998.

    (g) The Current Report of the Company on Form 8-K dated June 3, 1998, as filed with the Commission on June 3, 1998.

    (h) The Current Report of the Company on Form 8-K dated August 12, 1998, as filed with the Commission on August 13, 1998.

    (i) The Current Report of the Company on Form 8-K dated September 29, 1998, as filed with the Commission on September 30, 1998.

    (j) The Current Report of the Company on Form 8-K dated December 10, 1998, as filed with the Commission on December 10, 1998.

    (k) All documents filed by the Company with the Commission pursuant to
       Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO SANDRA L. LAMBERT, CLERK, THERMEDICS INC., 81 WYMAN STREET, P.O. BOX 9046, WALTHAM, MASSACHUSETTS 02454-9046 (TELEPHONE NUMBER: (781) 622-1000). SUCH DOCUMENTS WILL BE PROVIDED BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.



Woburn, Massachusetts
February 17, 1999

                         INDEX TO FINANCIAL STATEMENTS


PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THERMEDICS INC. AND TMO TCA HOLDINGS,
  INC. (UNAUDITED)
  Pro Forma Consolidated Statement of Income for the year ended January 3, 1998.......        F-2
  Pro Forma Consolidated Statement of Income for the nine months ended October 3,
    1998..............................................................................        F-3
  Notes to Pro Forma Consolidated Statement of Income.................................        F-4

                                THERMEDICS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                           YEAR ENDED JANUARY 3, 1998

                                  (UNAUDITED)

                                                                                                  PRO FORMA
                                                                                          -------------------------
                                                                              HISTORICAL   ADJUSTMENTS    COMBINED
                                                                              ----------  -------------  ----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
REVENUES....................................................................  $  307,666    $  --        $  307,666
                                                                              ----------       ------    ----------

Costs and Operating Expenses:
  Cost of revenues..........................................................     155,680       --           155,680
  Selling, general, and administrative expenses.............................      86,308       --            86,308
  Research and development expenses.........................................      24,270       --            24,270
                                                                              ----------       ------    ----------
                                                                                 266,258       --           266,258
                                                                              ----------       ------    ----------
Operating Income............................................................      41,408       --            41,408
Interest Income.............................................................      13,326       --            13,326
Interest Expense............................................................      (3,398)      --            (3,398)
Gain on Issuance of Stock by Subsidiaries...................................      17,075       --            17,075
Gain on Sale of Investments, Net............................................         432       --               432
Other Income................................................................          54       --                54
                                                                              ----------       ------    ----------
Income Before Provision for Income Taxes and Minority Interest..............      68,897       --            68,897
Provision for Income Taxes..................................................      19,675       --            19,675
Minority Interest Expense (Income)..........................................       7,730         (763)        6,967
                                                                              ----------       ------    ----------
NET INCOME..................................................................  $   41,492    $     763    $   42,255
                                                                              ----------       ------    ----------
                                                                              ----------       ------    ----------
EARNINGS PER SHARE:
  Basic.....................................................................  $     1.13    $  --        $     1.02
                                                                              ----------       ------    ----------
                                                                              ----------       ------    ----------
  Diluted...................................................................  $     1.07    $  --        $     0.97
                                                                              ----------       ------    ----------
                                                                              ----------       ------    ----------

WEIGHTED AVERAGE SHARES:
  Basic.....................................................................      36,700        4,881        41,581
                                                                              ----------       ------    ----------
                                                                              ----------       ------    ----------
  Diluted...................................................................      38,911        4,881        43,792
                                                                              ----------       ------    ----------
                                                                              ----------       ------    ----------

                                THERMEDICS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       NINE MONTHS ENDED OCTOBER 3, 1998
                                  (UNAUDITED)

                                                                                                  PRO FORMA
                                                                                          -------------------------
                                                                              HISTORICAL   ADJUSTMENTS    COMBINED
                                                                              ----------  -------------  ----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
REVENUES....................................................................  $  233,887    $  --        $  233,887
                                                                              ----------        -----    ----------
Costs and Operating Expenses:
  Cost of revenues..........................................................     121,594       --           121,594
  Selling, general, and administrative expenses.............................      66,671       --            66,671
  Research and development expenses.........................................      19,543       --            19,543
                                                                              ----------        -----    ----------
                                                                                 207,808       --           207,808
                                                                              ----------        -----    ----------
Operating Income............................................................      26,079       --            26,079
Interest Income.............................................................      10,045       --            10,045
Interest Expense............................................................      (4,067)      --            (4,067)
Gain on Sale of Investments, Net............................................          31       --                31
                                                                              ----------        -----    ----------
Income Before Provision for Income Taxes, Minority Interest, and
 Extraordinary Item.........................................................      32,088       --            32,088
Provision for Income Taxes..................................................      12,604       --            12,604
Minority Interest Expense (Income)..........................................       4,564         (152)        4,412
                                                                              ----------        -----    ----------
Income Before Extraordinary Item............................................      14,920          152        15,072
Extraordinary Item, Net of Provision for Income Taxes of $3,092.............       4,638       --             4,638
                                                                              ----------        -----    ----------
NET INCOME..................................................................  $   19,558    $     152    $   19,710
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEM:
  Basic.....................................................................  $     0.36    $  --        $     0.36
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
  Diluted...................................................................  $     0.35    $  --        $     0.35
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
EARNINGS PER SHARE:
  Basic.....................................................................  $     0.48    $  --        $     0.47
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
  Diluted...................................................................  $     0.46    $  --        $     0.45
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
WEIGHTED AVERAGE SHARES:
  Basic.....................................................................      41,065          590        41,655
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------
  Diluted...................................................................      43,061          590        43,651
                                                                              ----------        -----    ----------
                                                                              ----------        -----    ----------

                                THERMEDICS INC.

              NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                  (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

    The accompanying pro forma consolidated statements of income are presented as if the Merger Agreement had become effective at the beginning of 1997.

NOTE 2 - PRO FORMA ADJUSTMENTS TO PRO FORMA CONDENSED STATEMENT OF INCOME (In thousands, except in text)


                                                                                 YEAR ENDED     NINE MONTHS ENDED
                                                                               JANUARY 3, 1998   OCTOBER 3, 1998
                                                                               ---------------  ------------------
                                                                                         DEBIT (CREDIT)
MINORITY INTEREST EXPENSE (INCOME)
Decrease in minority interest expense as a result of the Company's increased
  ownership of Thermo Cardiosystems..........................................     $    (763)        $     (152)
                                                                                     ------            -------
WEIGHTED AVERAGE SHARES
Increase in weighted average shares outstanding due to the assumed issuance of 4,880,533 shares of the Company's common stock related to the acquisition of additional shares of Thermo Cardiosystems as of the beginning of 1997 (The Company's historical financial statements include such shares as outstanding from February 5, 1998, the date the transaction
  was approved by its board of directors)....................................         4,881                590
                                                                                     ------            -------

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated October 30, 1998 is among Thermedics Inc. ("Thermedics"), a Massachusetts corporation, Cardio Acquisition Inc. ("Acquisition"), a Massachusetts corporation and a wholly-owned subsidiary of Thermedics, Thermo Electron Corporation ("Thermo Electron"), a Delaware corporation, and TMO TCA Holdings, Inc. ("Holdings"), a Delaware corporation and a wholly-owned subsidiary of Thermo Electron. The parties wish to effect the acquisition of Holdings by Thermedics through a merger of Acquisition with and into Holdings on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    Accordingly, in consideration of the foregoing and the mutual representations and covenants contained herein, the parties hereto agree as follows:

                                   SECTION 1
                               THE REORGANIZATION

    1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Business Corporation Law of the Commonwealth of Massachusetts (the "BCLM") and the General Corporation Law of the State of Delaware (the "GCLD"), Acquisition shall be merged with and into Holdings (the "Merger"). The Merger shall occur at the Effective Time (as defined in Section 1.2). Following the Merger, Holdings shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.


    1.2 EFFECTIVE TIME. As soon as practicable after the execution of this Agreement and satisfaction or waiver of all conditions to the Merger, the parties shall (i) cause articles of merger (the "Articles of Merger") with respect to the Merger to be filed and recorded in accordance with Section 79 of the BCLM (ii) shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 252 of the GCLD and (iii) shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as both the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Massachusetts in accordance with the BCLM and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the GCLD, or at such later time as is specified in both the Articles of Merger and the Certificate of Merger (the "Effective Time"). The date on which the Merger shall be effective is hereafter referred to as the "Effective Date."


    1.3 CLOSING. Immediately prior to the filing of the Articles of Merger and the Certificate of Merger, a closing (the "Closing") will be held at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger. The date on which the Closing occurs is referred to herein as the "Effective Date."

    1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-laws of Holdings, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation immediately after the Effective Time.

    1.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

    1.6  CONVERSION OF STOCK.

    At the Effective Time, by virtue of the Merger and without any action on the part of Thermedics, Acquisition, Thermo Electron or Holdings:

        (a) Each share of common stock of Holdings ("Holdings Common Stock") outstanding immediately prior to the Effective Time (the "Holdings Shares") shall be converted into and become the right to receive a pro rata share of a total of 4,880,533 shares (the "Thermedics Shares") of common stock, $.10 par value per share, of Thermedics ("Thermedics Common Stock"). The Thermedics Shares are referred to herein as the "Merger Consideration."

        (b) Each share of the common stock of Acquisition ("Acquisition Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

    1.7  PAYMENT FOR HOLDINGS COMMON STOCK.

        (a) At the Effective Time, the stock transfer books of Holdings shall be closed and no transfers of Holdings Common Stock may be made thereafter. Promptly after the later of (i) the listing of the Thermedics Shares for trading on the American Stock Exchange, Inc. ("AMEX"), as contemplated by
    Section 4.8 below, and (ii) the proper surrender by Thermo Electron of such certificates representing the Holdings Shares, Thermedics shall cause its stock transfer agent to issue and deliver to Thermo Electron a certificate for the Thermedics Shares. It shall be a condition of such payment and delivery that the surrendered certificate(s) be properly endorsed or otherwise in proper form for transfer and that Thermo Electron shall pay any transfer or other taxes required by reason of such payment or delivery or establish, to the satisfaction of Thermedics and the Surviving Corporation that such tax has been paid or is not applicable. The date on which all of the conditions to the issuance of the certificate representing the Thermedics Shares shall have been met is referred to hereinafter as the "Payment Date."

        (b) Notwithstanding the provisions of subsection (a) of this Section 1.7, in the event that, notwithstanding Thermedics' best efforts, Thermedics is unable to obtain the approval of its stockholders of the listing of the Thermedics Shares for trading on AMEX on or before December 31, 1999, then, on December 31, 1999, Thermedics will pay to Holdings the sum of $75,587,000 in cash in lieu of issuing the Thermedics Shares.

    1.8  ADJUSTMENTS.

        (a) In the event Thermedics shall declare, pay, make or effect between the date of this Agreement and the Payment Date, (i) any stock dividend or other distribution in respect of the Thermedics Common Stock payable in shares of capital stock of Thermedics, (ii) any stock split or other subdivision of outstanding shares of Thermedics Common Stock into a larger number of shares, (iii) any combination of outstanding shares of Thermedics Common Stock into a smaller number of shares, (iv) any reclassification of Thermedics Common Stock into other shares of capital stock or securities, or
    (v) any exchange of the outstanding shares of Thermedics Common Stock, in connection with a merger or consolidation of Thermedics or sale by Thermedics of all or part of its assets, for a different number or class of shares of stock or securities of Thermedics or for the share of the capital stock or other securities of any other corporation, appropriate adjustment shall be made in the number of Thermedics Shares to be issued in connection with the Merger as may be required to put Thermo Electron in the same position as if the record date, with respect to any such transaction or transactions which shall so occur, had been immediately after the Payment Date, or otherwise to carry out the intents and purposes of this Agreement.

        (b) In the event Thermedics shall declare, pay, make or effect between the date of this Agreement and the Payment Date any dividend or other distribution in respect of the Thermedics

    Common Stock payable in cash or other property other than in shares of capital stock of Thermedics, then the Thermedics Shares to be issued in connection with the Merger shall be deemed to be outstanding as of the record date with respect to any such dividend or distribution, and the cash or other property otherwise payable or distributable to Thermo Electron with respect to such Thermedics Shares shall be held by Thermedics for the benefit of Thermo Electron; and Thermedics shall take all actions reasonably necessary to prevent such cash or other property from being or becoming subject to any lien, security interest or other encumbrance not for the benefit of Thermo Electron. Upon the issuance of the Thermedics Shares to Thermo Electron pursuant to Section 1.7(a) above, such cash or other property shall likewise be distributed by Thermedics to Thermo Electron. In no event shall Thermo Electron be entitled to receive interest on such dividends or distributions. In the event that Thermedics pays Thermo Electron cash consideration pursuant to Section 1.7(b) above, then such cash or other property held by Thermedics on behalf of Thermo Electron shall not be paid or distributed to Thermo Electron and Thermo Electron shall have no further interest therein or claim thereto.


    1.9 LOST CERTIFICATES. In the event any certificate representing Thermo Electron's Holdings Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Thermo Electron, Thermedics shall issue in exchange for such lost, stolen or destroyed certificate the consideration payable in exchange therefor pursuant to this Section 1.


    1.10 NO FRACTIONAL SHARES. No certificates representing fractional Thermedics Shares shall be issued upon the surrender for exchange of the Holdings Shares. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of a fractional share, Thermo Electron will receive upon surrender of the Holdings Shares an amount in cash (without interest) determined by multiplying such fraction by $15.488.

                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES
                        OF THERMO ELECTRON AND HOLDINGS

    Thermo Electron and Holdings, jointly and severally, represent and warrant to Thermedics and Acquisition as follows. The term "knowledge," when used in this Agreement, shall mean actual knowledge after reasonable investigation.

    2.1  ORGANIZATION AND QUALIFICATION.

        (a) Each of Thermo Electron and Holdings is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.

        (b) Thermo Electron and Holdings have previously provided to Thermedics true and complete copies of their charter and By-laws as in effect on the date hereof, and neither of such corporations is in default thereunder.


    2.2 AUTHORITY. Each of Thermo Electron and Holdings has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the filing of the Articles of Merger and the Certificate of Merger, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Thermo Electron and Holdings. This Agreement has been duly and validly executed and delivered by each of Thermo Electron and Holdings and constitutes the valid and binding obligation of Thermo Electron and Holdings, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Articles of Merger or the Certificate of Merger, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the charter or By-laws of Thermo Electron or Holdings, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either of Thermo Electron or Holdings is a party or by which either of Thermo Electron or Holdings or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Thermo Electron or Holdings or any of their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Thermo Electron' or Holdings' assets. Except for the filing of the Articles of Merger and the Certificate of Merger, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Thermo Electron and Holdings or the consummation of the transactions contemplated hereby.


    2.3  CAPITALIZATION AND TITLE TO SHARES.

        (a) The authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, of which 100 shares are issued and outstanding as of the date hereof. Thermo Electron is the record and beneficial owner of all of such issued and outstanding shares. All of the issued and outstanding shares of the capital stock of Holdings are duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.

        (b) Except as set forth above, there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of Holdings authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments obligating Holdings to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of Holdings. There are no written shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Holdings. The books and records of Holdings, including without limitation the minute books, stock certificate books and stock ledgers, are complete and correct and accurately reflect the conduct of the affairs of Holdings.

    2.4  OWNERSHIP OF THE CARDIO SHARES; NO OTHER ASSETS.


        (a) Other than 3,355,705 shares (the "Cardio Shares") of the common stock of Thermo Cardiosystems Inc., Holdings does not own, lease or use, directly or indirectly, any assets or other property, whether real or personal, tangible or intangible. All of the Cardio Shares owned by Holdings are owned free and clear of any charges, liens, encumbrances, security interests or adverse claims. There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the Cardio Shares.


        (b) Holdings does not, directly or indirectly, own any equity interest in any corporation, partnership, joint venture or other entity other than the Cardio Shares.

    2.5 ABSENCE OF LIABILITIES. Holdings has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due).

    2.6 NO TRADE OR BUSINESS. Holdings does not engage, and since its organization has not engaged, in any trade or business.

    2.7 TAXES. Holdings has accurately prepared and duly and timely filed all federal, state, local or foreign tax and other returns and reports ("Tax Returns") which were required to be filed, in respect of all income, franchise, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever (collectively "Taxes"). None of the federal, state, local or foreign Tax returns of Holdings has been audited or examined by the governmental authority having jurisdiction. No waivers of any statutes of limitation are in effect in respect of any Taxes.

    2.8 NO CONTRACTS. There exists no contract, agreement or commitment (other than this Agreement) to which Holdings is a party or to which Holdings or the Cardio Shares are subject.

    2.9  EMPLOYMENT MATTERS.

        (a) Holdings does not employ, and since its organization has not employed, any persons other than its officers and directors, all of whom serve without compensation.

        (b) Holdings does not maintain, and since its organization has not maintained, any pension, profit-sharing, deferred compensation, incentive compensation, severance pay, retirement, welfare benefit or other plan or arrangement providing benefits to employees or retirees. Holdings has no liability under or with respect to any employee benefit plans or arrangements that may be maintained by any other entity.

    2.10 LITIGATION OR PROCEEDINGS. Holdings is not engaged in, or a party to, or, to the best of Thermo Electron's or Holdings' knowledge, threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any governmental authority, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which Holdings is a party by or with any court, arbitrator or governmental authority.

                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES
                         OF THERMEDICS AND ACQUISITION

    Thermedics and Acquisition, jointly and severally, represent and warrant to Thermo Electron and Holdings as follows.

    3.1 ORGANIZATION. Each of Thermedics and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted.


    3.2 AUTHORITY. Each of Thermedics and Acquisition has full right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the filing of the Articles of Merger and the Certificate of Merger, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Thermedics and Acquisition. This Agreement has been duly and validly executed and delivered by each of Thermedics and Acquisition and constitutes the valid and binding obligation of Thermedics and Acquisition, enforceable against them in accordance with the terms hereof. Neither the execution, delivery and performance of this Agreement, the filing of the Articles of Merger or the Certificate of Merger, nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Articles of Organization or By-laws of Thermedics, as amended, or Articles of Organization or By-laws of Acquisition, as amended, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Thermedics or Acquisition is a party or by which Thermedics or Acquisition or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Thermedics or Acquisition or any of their respective properties or assets; or (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Thermedics' or Acquisition's assets. Except for the filing of the Articles of Merger and the Certificate of Merger and the listing of the Thermedics Shares for trading on the AMEX, no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement by Thermedics and Acquisition or the consummation of the transactions contemplated hereby.


    3.3 AUTHORIZED SHARES. The Thermedics Shares to be delivered to Thermo Electron pursuant to this Agreement are duly authorized and, when and if so delivered, will be validly issued, outstanding, fully paid and nonassessable.

                                   SECTION 4
                            COVENANTS AND AGREEMENTS

    4.1  NEGATIVE COVENANTS PENDING CLOSING.  Holdings will not:

        (i) DISPOSITION OF ASSETS. Sell or transfer, or mortgage, pledge or create or permit to be created any lien on, any of the Cardio Shares;

        (ii) LIABILITIES. Incur any indebtedness, obligation or liability or enter into any contracts or commitments;

        (iii) CAPITAL STOCK. Make any change in the number of shares of Holdings' capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of Holdings' capital stock, or declare or pay any dividend or other distribution with respect to any shares of Holdings' capital stock, or sell or transfer any shares of its capital stock;

        (iv) CHARTER AND BY-LAWS. Amend its Certificate of Incorporation or By-laws; or

        (v) ACQUISITIONS. Make any acquisition of property.

    4.2 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, Thermedics shall be entitled, through its employees and representatives, to have such access to the books, records and assets of Holdings as is reasonably necessary or appropriate in connection with its investigation of Holdings with respect to the transaction contemplated hereby. No investigation by Thermedics shall diminish or obviate any of the representations, warranties, covenants or agreements of Thermo Electron or Holdings contained in this Agreement.

    4.3 EXPENSES. Whether or not the Merger is consummated, Thermedics, Acquisition, Thermo Electron and Holdings shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    4.4 AUTHORIZATION FROM OTHERS. Prior to the Effective Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement.

    4.5 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of its respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

    4.6 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

    4.7 TAX-FREE REORGANIZATION. Thermedics, Acquisition, Thermo Electron and Holdings agree that no party shall take any action directly or indirectly that would prevent the Merger from qualifying as a tax-free reorganization under
Section 368(a) of the Code.

    4.8 LISTING OF SHARES. Promptly after the Effective Date, Thermedics shall take all action necessary in accordance with applicable law to convene a meeting of its stockholders to be held for the purpose of approving the listing of the Thermedics Shares for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements. In connection with such meeting, Thermedics' Board of Directors shall recommend to the Thermedics stockholders the approval of the listing of the Thermedics Shares pursuant to this Agreement. Thermedics shall use all reasonable efforts to obtain all votes and approvals of the Thermedics stockholders necessary for the listing of the Thermedics Shares and all related matters under the BCLM, and its Articles of Organization and By-laws. Thermo Electron hereby agrees to vote all of the shares of Thermedics Common Stock held by it as of the record date of any such meeting in favor of the listing of the Thermedics Shares and all such related matters.

    4.9 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Thermo Electron and Thermedics, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law.

    4.10  INDEMNIFICATION.

        (A) RIGHT TO INDEMNIFICATION. Thermedics and Thermo Electron (as the case may be, the "Indemnitee") shall be indemnified on its respective demand made to the other (the "Indemnitor") for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

           (i) the inaccuracy of any representation or warranty made by the Indemnitor in or pursuant to this Agreement; and

           (ii) any failure by the Indemnitor to perform any obligation or comply with any covenant or agreement specified in this Agreement.

For the purpose of this Section 4.10, (a) references to Thermedics shall be deemed to mean Thermedics and Acquisition; (b) the term "damages" shall be determined and computed by reference to the effect of the compensable event on the Indemnitee, and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by the Indemnitee, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by BankBoston as its "base rate" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to the Indemnitor, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and
(c) damages shall not include any amounts for which the Indemnitee actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

        (B) INDEMNIFICATION PROCEDURES. The Indemnitee shall give the Indemnitor notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this
    Section 4.10. The Indemnitor shall have the right, at its expense, to defend, contest, protest, settle and otherwise control the resolution of any such claim, action or proceeding. The Indemnitee shall have the right to participate in any such legal proceeding, subject to the Indemnitor's right of control thereof, at the expense of the Indemnitee and with counsel selected by the Indemnitee.

        (C) LIMITATIONS ON INDEMNIFICATION. Thermedics' and Thermo Electron's rights to be indemnified pursuant to Section 4.10 shall survive the Effective Date of this Agreement indefinitely.

    4.11  CERTAIN TAX MATTERS.

        (A) ALLOCATION OF CERTAIN TAXES. In the case of any Tax that is attributable to a taxable period which begins before the Effective Date and ends after the Effective Date, the amount of Taxes attributable to the period prior to the Effective Date (the "Pre-Effective Period") and the period subsequent to the Effective Date (the "Post-Effective Period") shall be determined as follows:

           (i) Thermo Electron and Thermedics agree that if Holdings is permitted but not required under applicable foreign, state or local Tax laws to treat the Effective Date as the last day of a taxable period, Thermo Electron and Thermedics shall treat such day as the last day of a taxable period.

           (ii) Except to the extent provided in clause (i) of this subsection 4.11(a), in the case of ad valorem Taxes imposed on Holdings and franchise or similar Taxes imposed on Holdings based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, such Taxes shall be allocated between the Pre-Effective Period and the Post-Effective Period based upon the respective number of days in each such period.

           (iii) Except to the extent provided in clauses (i) and (ii) of this subsection 4.11(a), all other Taxes shall be allocated between the Pre-Effective Period and the Post-Effective Period based upon an interim closing of the books of Holdings as of the end of the day of the Effective Date, and the computation of the Tax for each resulting period as if the period were a separate taxable period; provided, however, that in no event shall the hypothetical Tax for any period be less than zero.

        (B) WAIVERS OF CARRYBACKS. Holdings and Thermo Electron agree, to the maximum extent permitted, to elect to waive the carryback of any loss, credit or deduction incurred in or attributable to any taxable period (or portion thereof) after the Effective Date to any taxable period (or portion thereof) prior to the Effective Date.

                                   SECTION 5
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
              THERMEDICS AND ACQUISITION TO CONSUMMATE THE MERGER

    The obligation of Thermedics and Acquisition to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

    5.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Thermo Electron and Holdings contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time. Thermo Electron and Holdings shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time and shall have obtained all required consents and approvals. Thermo Electron and Holdings shall have delivered to Thermedics a certificate, dated the Effective Time, to the foregoing effect.


    5.2 MERGER DOCUMENTS. Holdings shall have executed and delivered the Articles of Merger and the Certificate of Merger.


    5.3 CERTIFICATES. Thermo Electron and Holdings shall have furnished Thermedics and Acquisition with such certificates of public officials and of Thermo Electron and Holdings officers as may be reasonably requested by Thermedics and Acquisition.

                                   SECTION 6
                   CONDITIONS PRECEDENT TO THE OBLIGATION OF
             THERMO ELECTRON AND HOLDINGS TO CONSUMMATE THE MERGER

    The obligation of Thermo Electron and Holdings to consummate the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

    6.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Thermedics and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time. Thermedics shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time and shall have obtained all required consents and approvals. Thermedics and Acquisition shall have delivered to Holdings a certificate, dated the Effective Time, to the foregoing effect.


    6.2 MERGER DOCUMENTS. Acquisition shall have executed and delivered the Articles of Merger.


    6.3 CERTIFICATES. Thermedics and Acquisition shall have furnished Thermo Electron and Holdings with such certificates of public officials and of Thermedics and Acquisition officers as may be reasonably requested by Thermo Electron and Holdings.

                                   SECTION 7
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time as follows:

        (a) by Thermo Electron upon written notice to Thermedics if Thermedics or Acquisition has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Thermo Electron;

        (b) by Thermedics upon written notice to Thermo Electron if Thermo Electron or Holdings has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Thermedics;

        (c) by either party if any court of competent jurisdiction or United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable; or

        (d) at any time with the written consent of Thermo Electron and Thermedics.

    7.2  EFFECT OF TERMINATION.  If this Agreement is terminated as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, except for the provisions of this Section 7.2, Section 4.3 (relating to expenses) and Section 4.9 (relating to publicity and confidentiality) to the extent provided therein. If this Agreement is terminated as provided in Section 7.1(c) or (d), none of the parties hereto, nor any or their directors, officers, stockholders or affiliates, shall have any liability hereunder. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of this Agreement occurring before termination pursuant to Section 7.1(a) or (b).

    7.3 AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

    7.4 WAIVER. At any time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                                   SECTION 8
                                 MISCELLANEOUS

    8.1 NOTICES. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to Thermedics or Acquisition:

       Thermedics Inc.
       470 Wildwood Street
       Woburn, Massachusetts 01888
       Attention: President

    With a copy to:


       Thermo Electron Corporation
       81 Wyman Street
       Waltham, Massachusetts 02454
       Attention: General Counsel


    If to Thermo Electron or Holdings:


       Thermo Electron Inc.
       81 Wyman Street
       Waltham, Massachusetts 02454
       Attention: President


    With a copy to:


       Thermo Electron Corporation
       81 Wyman Street
       Waltham, Massachusetts 02454
       Attention: General Counsel


or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

    8.2 SURVIVAL AND MATERIALITY OF REPRESENTATIONS. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Effective Date and the consummation of the transactions contemplated hereby. All statements contained in any certificates or other instruments delivered by or on behalf of the parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

    8.3 ENTIRE AGREEMENT. This Agreement, including the exhibits, the Holdings Disclosure Schedule and the other documents referred to herein, supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

    8.4 PARTIES IN INTEREST. All covenants and agreements, representations and warranties contained in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors, administrators and personal representatives, whether so expressed or not.

    8.5 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

    8.6 HEADINGS. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

    8.7 SEVERABILITY. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

    8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.9 FURTHER ASSURANCES. Thermo Electron and Holdings will execute and furnish to Thermedics and Acquisition all documents and will do or cause to be done all other things that Thermedics may reasonably request from time to time in order to give full effect to this Agreement and to effectuate the intent of the parties.

    8.10 GOVERNING LAW. This Agreement shall be governed by the law of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of laws provisions thereof.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

THERMO ELECTRON CORPORATION                   TMO TCA HOLDINGS, INC.

By: /S/KENNETH J. APICERNO                    By: /S/JOHN N. HATSOPOULOS

Name: Kenneth J. Apicerno                     Name: John N. Hatsopoulos

Title: Treasurer                              Title: President

THERMEDICS INC.                               CARDIO ACQUISITION INC.

By: /S/JOHN T. KEISER                         By: /S/THEO MELAS-KYRIAZI

Name: John T. Keiser                          Name: Theo Melas-Kyriazi

Title: President                              Title: President

By: /S/KENNETH J. APICERNO                    By: /S/KENNETH J. APICERNO

Name: Kenneth J. Apicerno                     Name: Kenneth J. Apicerno

Title: Treasurer                              Title: Treasurer

                                 THERMEDICS INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 31, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Keiser, Theo Melas-Kyriazi and
Kenneth J. Apicerno, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at a Special Meeting of the Stockholders of Thermedics Inc., a Massachusetts corporation (the "Company"), to be held on Wednesday, March 31, 1999 at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02454, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on February 15, 1999, with all of the powers the undersigned would possess if personally present at such meeting.

             (IMPORTANT--TO BE SIGNED AND DATED ON REVERSE SIDE)

                   PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD
                            BACK AS SOON AS POSSIBLE!

                         SPECIAL MEETING OF STOCKHOLDERS

                                 THERMEDICS INC.


                                 March 31, 1999







                 Please mark your
[   X   ]        votes as in this
                 example.


1. Approve management proposal to list 4,880,533 shares of common stock, to be issued in connection with an acquisition, on the American Stock Exchange, Inc.


         FOR [    ]    AGAINST [    ]    ABSTAIN [    ]

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the management proposal set forth above if no instruction to the contrary is indicated or if no instruction is given.

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                          DATE
            -----------------------------------------     ----------------------
Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.